Exhibit 99.1

RLJ ENTERTAINMENT REPORTS FINANCIAL RESULTS FOR THE

QUARTER ENDED SEPTEMBER 30, 2016 AND DISCUSSES THE RECENTLY ANNOUNCED STRATEGIC TRANSACTION WITH AMC NETWORKS

SILVER SPRING, MD – November 14, 2016 – RLJ Entertainment Inc., (“RLJ Entertainment,” “RLJE” or “the Company”) (NASDAQ: RLJE), today announced financial results for the quarter ended September 30, 2016.

Highlights FROM THE QUARTER

Revenues from Proprietary Digital Channels (“SVOD”) Doubled Year-Over-Year; Up 17% Sequentially

•

As of September 30, 2016, Acorn TV paid subscriber base was 375,000, representing an increase of 125% when compared to September 30, 2015, and an increase of 17% when compared to the end of the prior quarter 2016.

•

Revenues from our Direct-to-Consumer segment, which primarily consists of our SVOD channels, increased from $4.1 million to $4.7 million when compared to the prior quarter 2016.  Our Direct-to-Consumer segment operating income was $1.7 million for the current period, representing an improvement of $2.5 million when compared to third quarter last year and $0.6 million improvement when compared to prior quarter 2016.

•

Gross margin increased to 38% compared to 30% for the previous quarter and 29% for the same period last year.  This improvement in gross margin is primarily attributable to the growth of our SVOD channels, which deliver a higher profit margin, and lower inventory and content impairments.

•

Our loss from continuing operations improved by $2.4 million to $0.4 million when compared to the prior quarter 2016.    The improvements in our operating results are due to improved revenues and margins.

AMC STRATEGIC TRANSACTION

On October 14, 2016, we entered into a strategic relationship with AMC Networks Inc. (“AMC”) consisting of $65 million senior debt and warrants for AMC to acquire 50.1% of our common stock on at $3.00 per share on a fully diluted basis. This relationship not only provides liquidity but also creates the opportunity for synergistic benefits. After repayment of our prior senior debt, we received net proceeds of $8.5 million to fuel our future growth. Additionally, the AMC facility (1) substantially lowers our interest rate, (2) provides longer term with no principal payments until the end of the fifth year (except for a $5 million principal payment after one year) and (3) contains financial covenants that have been established at levels that provide increased operational flexibility.  AMC and RLJE are working together to deliver synergistic and transformational benefits.

Based upon the completion of the AMC transaction on October 14, 2016, and the concurrent exchange of the preferred stock and 2015 warrants, we regained compliance with NASDAQ Listing Rule 5500(b).

Robert L. Johnson, Chairman of RLJ Entertainment stated, “I am pleased that RLJE management continues its strong focus on developing our proprietary SVOD channels, investing in talent-driven television and independent feature films, and at the same time balancing our content cash investments in a manner that continues to delever the company's existing debt. I am confident that this balanced strategy will move the company forward towards profitability. The media landscape is ripe for targeted content and with AcornTV and UMC, we are growing these brands at the right time and at the right pace.”

Miguel Penella, Chief Executive Officer of RLJ Entertainment, added “We remain focused on developing RLJ Entertainment into a premium digital network company serving distinct audiences. With the announcement of our recent strategic relationship and refinancing of our senior debt with AMC Networks, we expect to further enhance our brand and accelerate the acquisition of content to advance our position in the OTT space.”

Conference Call Information.  RLJE will hold a conference call on Monday, November 14, 2016, at 11:30 a.m. ET to discuss its results for the quarter ended September 30, 2016.  To participate in the live conference call, interested parties may dial +1.844.348.1685 (+1.213.358.0890 outside the U.S. and Canada) and provide conference ID number 15185983, or via webcast at RLJEntertainment.com.  The webcast will be archived in the investors section of RLJE’s website.

RLJ Entertainment, Inc. (NASDAQ: RLJE) is an entertainment content distribution company in primarily North America, the United Kingdom, and Australia. RLJ Entertainment’s titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download, and digital streaming.

With its popular OTT branded channels, Acorn TV (British TV) and UMC (Urban Movie Channel), RLJ Entertainment targets distinct, premium audiences and Urban niche audiences. The company grows its proprietary digital channels through development, acquisition, and distribution of exclusive rights of program franchises and feature film content.

Through Acorn Media Enterprises, its UK development arm, RLJE owns all rights to the hit UK mystery series Foyle’s War and is developing new programs. RLJE owns 64% of Agatha Christie Limited, which manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot.

For more information, please visit RLJEntertainment.com, Acorn.TV, and UrbanMovieChannel.com.

Forward Looking Statements

This press release may include “forward looking statements” within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Other than statements of historical fact, all statements made in this press release are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition.  In some cases, forward-looking statements may be identified by words such as “will,” “should,” “could,” “may,” “might,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “believe,” “estimate,” “continue,” “future,” “intend,” “project” or similar words.

Forward-looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions.  Factors that might cause such differences include, but are not limited to:

•	Our financial performance, including our ability to achieve improved results from operations, and Adjusted EBITDA;
•	The effects of limited cash liquidity on operational performance;
•	Our obligations under the credit agreement, including our principal repayment obligations;
•	Synergies that may result from the relationship with AMC and whether they will be transformational;
•	Our ability to generate sufficient cash flows from operating activities;
•	Our ability to raise additional capital to reduce debt, improve liquidity and fund capital requirements;
•	Our ability to fund planned capital expenditures and development efforts;
•	Our inability to gauge and predict the commercial success of our programming;
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Our ability to maintain relationships with customers, employees and suppliers, including our ability to enter into revised payment plans, when necessary, with our vendors that are acceptable to all parties;

•	Delays in the release of new titles or other content;
•	The effects of disruptions in our supply chain;
•	The loss of key personnel; or
•	Our public securities’ limited liquidity and trading.

You should carefully consider and evaluate all of the information in this press release, including the risk factors listed above and in our Form 10-K filed with the Securities Exchange Commission (or SEC), including “Item 1A.  Risk Factors.”  If any of these risks occur, our business, results of operations, and financial condition could be harmed, the price of our common stock could decline and you may lose all or part of your investment, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this press release.  Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this press release.

Readers are referred to the most recent reports filed with the SEC by RLJ Entertainment. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Traci Otey Blunt, 301-830-6204

RLJ Entertainment, Inc.

ir@rljentertainment.com

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RLJ ENTERTAINMENT, INC.

Consolidated Balance Sheets

(Unaudited)

As of September 30, 2016 and December 31, 2015

	September 30,	December 31,
(In thousands, except share data)	2016	2015
ASSETS
Cash	$1,474	$4,530
Accounts receivable, net	11,263	23,886
Inventories, net	6,546	8,325
Investments in content, net	66,573	60,407
Prepaid expenses and other assets	1,127	833
Property, equipment and improvements, net	1,546	1,815
Equity investment in affiliate	18,148	20,098
Other intangible assets, net	9,602	9,233
Goodwill	14,631	14,631
Assets of discontinued operations	299	6,870
Total assets	$131,209	$150,628
LIABILITIES AND SHAREHOLDERS' DEFICIT
Accounts payable and accrued liabilities	$13,736	$16,370
Accrued royalties and distribution fees	56,480	51,552
Deferred revenue	1,864	1,203
Debt, net of discounts and debt issuance costs	60,662	61,250
Deferred tax liability	1,839	1,839
Stock warrant and other derivative liabilities	13,788	10,678
Liabilities of discontinued operations	1,423	7,560
Total liabilities	149,792	150,452
Redeemable convertible preferred stock, $0.001 par value, 1,000,000 shares authorized; 31,046 shares issued and 30,198 outstanding at September 30, 2016 and 31,046 shares issued and outstanding December 31, 2015; liquidation preference of $33,684 at September 30, 2016 and $32,617 at December 31, 2015	24,173	21,346
Shareholders' Deficit:
Common stock, $0.001 par value, 250,000,000 shares authorized, 5,240,085 shares issued and outstanding at September 30, 2016; and 4,717,324 shares issued and outstanding at December 31, 2015	5	5
Additional paid-in capital	83,791	85,400
Accumulated deficit	(123,123)	(105,514)
Accumulated other comprehensive loss	(3,429)	(1,061)
Treasury shares, at cost, zero shares at September 30, 2016 and December 31, 2015	—	—
Total shareholders' deficit	(42,756)	(21,170)
Total liabilities and shareholders' deficit	$131,209	$150,628

RLJ ENTERTAINMENT, INC.

Consolidated Statements of Operations

(Unaudited)

Three and Nine Months Ended September 30, 2016 and 2015

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share data)	2016	2015	2016	2015
Revenues	$18,351	$25,963	$51,882	$66,454
Cost of sales
Content amortization and royalties	7,887	12,552	22,957	35,916
Manufacturing and fulfillment	3,425	5,811	12,031	16,112
Total cost of sales	11,312	18,363	34,988	52,028
Gross profit	7,039	7,600	16,894	14,426

Selling expenses	2,536	2,296	6,882	8,066
General and administrative expenses	4,068	4,422	13,563	13,566
Depreciation and amortization	831	1,094	2,100	2,398
Total operating expenses	7,435	7,812	22,545	24,030
LOSS FROM CONTINUING OPERATIONS	(396)	(212)	(5,651)	(9,604)

Equity earnings of affiliate	990	188	2,198	876
Interest expense, net	(2,222)	(2,223)	(6,617)	(7,747)
Change in fair value of stock warrants and other derivatives	(1,222)	(2,506)	(3,406)	5,131
Other income (expense)	(42)	(782)	(772)	(1,397)
LOSS FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(2,892)	(5,535)	(14,248)	(12,741)
Provision for income taxes	(151)	(49)	(192)	(631)
LOSS FROM CONTINUING OPERATIONS, NET OF INCOME TAXES	(3,043)	(5,584)	(14,440)	(13,372)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(917)	(1,562)	(3,169)	(4,950)
NET LOSS	(3,960)	(7,146)	(17,609)	(18,322)
Accretion on preferred stock	$(1,473)	$(1,066)	$(3,763)	$(1,525)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(5,433)	$(8,212)	$(21,372)	$(19,847)
Net loss per common share attributable to common shareholders:
Continuing operations	$(0.97)	$(1.56)	$(4.08)	$(3.51)
Discontinued operations	(0.20)	(0.36)	(0.71)	(1.17)
Basic and diluted net loss per common share attributable to common shareholders	$(1.17)	$(1.92)	$(4.79)	$(4.68)

Weighted average shares outstanding:
Basic and diluted	4,640	4,266	4,463	4,243

RLJ ENTERTAINMENT, INC.

UNAUDITED Adjusted EBITDA

Three and Nine Months Ended September 30, 2016 and 2015

We define “Adjusted EBITDA” as earnings before income tax, depreciation, amortization, adjusted for cash investment in content, interest expense, loss on extinguishment of debt, goodwill impairments, severance costs, costs to modify debt, change in fair value of stock, warrants and other derivatives, stock-based compensation, basis-difference amortization in equity earnings of affiliate, non-cash foreign currency exchange loss (gain) and loss from discontinued operations.   Management believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations because it removes material non-cash items that allows investors to analyze the operating performance of the business using the same metric management uses.  The exclusion of non-cash items better reflects our ability to make investments in the business and meet obligations.  Presentation of Adjusted EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance.  Management uses this measure to assess operating results and performance of our business, perform analytical comparisons, identify strategies to improve performance and allocate resources to our business segments. While management considers Adjusted EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with US GAAP. Not all companies calculate Adjusted EBITDA in the same manner and the measure, as presented, may not be comparable to similarly-titled measures presented by other companies.

The following table includes the reconciliation of our consolidated U.S. GAAP net loss to our consolidated Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Net loss	$(3,960)	$(7,146)	$(17,609)	$(18,322)
Loss from discontinued operations	917	1,562	3,169	4,950
Amortization of content	7,887	12,552	22,957	35,916
Cash investment in content	(7,523)	(11,106)	(24,584)	(29,158)
Depreciation and amortization	831	1,094	2,100	2,398
Interest expense	2,222	2,223	6,617	7,747
Provision for income tax	151	49	192	631
Transaction costs and restructuring	—	244	—	751
Change in fair value of stock warrants and other derivatives	1,222	2,506	3,406	(5,131)
Foreign currency exchange loss	76	820	900	1,102
Stock-based compensation	277	63	887	210
Basis-difference amortization in equity earnings of affiliate	117	138	373	410
Adjusted EBITDA	$2,217	$2,999	$(1,592)	$1,504